Exhibit 10.7.2

                                    FIRSTBANK

                                       AND

                          ACCESS ANYTIME BANCORP, INC.

                              EMPLOYMENT AGREEMENT


         AGREEMENT, made this 29th day of July, 1999, by and between FIRSTBANK
(Bank), a federally chartered stock savings bank and ACCESS ANYTIME BANCORP, INC. (Company) and Norman R. Corzine (Officer).

         The Officer is an employee of the Bank/Company and has been duly elected.

         The Bank/Company desires to provide for the employment of the Officer in order to reinforce and encourage his continued attention and dedication to the growth and success of the Bank/Company as a member of the Bank management;

         The Officer desires to serve the Bank/Company on the terms and conditions to contained in this Agreement;

         THEREFORE, in consideration of the premises and respective agreements contained herein and for other good and valuable consideration, the parties agree as follows:

         1. Employment. The Bank/Company agrees to employ and the Officer agrees to serve the Bank/Company on the terms and conditions set forth in this Agreement.

         2. Term. The term of this Agreement shall commence on or before August 1, 1999 and shall continue for a period of three years through August 1, 2002, subject to the terms and conditions herein set forth. As required by Thrift Bulletin No. 27a(#RB 27a) the Board of Directors of the Bank/Company must review and approve any renewals or extensions of this contract.

         3. Position and Responsibilities. It is intended that at all times during the term of this Agreement the Officer shall serve as Executive Vice President and Strategic Planning Officer and Director of the Bank, and Chief Executive Officer and Chairman of the Company. The Officer shall devote time and attention to the business and affairs of the Bank/Company (excluding periods of vacation, sickness, and permitted leaves of absence as provided for in the Bank's personnel policies).

                  (a) MAJOR DUTIES AND RESPONSIBILITIES. The Officer will provide leadership and direction in obtaining additional capital for the Bank/Company, if required, coordinate the Bank/Company's strategic planning activities, and guide the Bank/Company's investment activities to ensure the short-term and long-term profitability and liquidity of the Bank/Company. The following duties/responsibilities are considered to be essential functions of Officer's position.

                           (i)  Coordinate and guide the Bank/Company's
efforts to raise additional capital when and if required by working with current stockholders and/or potential investors; and

                           (ii)  Coordinate the efforts of the Bank/Company's
investment activities through guidance and direction of the investment portfolio, interest rate risk management, and net interest margin management; and

                           (iii)  Contribute to the effective, profitable
operation of the Bank/Company by participating in asset management, executive, investment, stockholder, and marketing activities, and

                           (iv)  Represent the Bank/Company and provide
leadership in key community activities, including business, charitable, civic, and social organizations to maintain a proper responsible citizen stature for the Bank/Company.

         4. Compensation. During the period of the Officer's employment, the Bank/Company shall provide said Officer with the following compensation and other benefits:

                  (a) SALARY. The Bank/Company shall pay to the Officer a salary at a rate not less than $130,000 per annum, payable in accordance with the standard payroll practices of the Bank/Company. This salary may be increased from time to time by the Board of Directors of the Bank/Company, taking into account, among other things, individual performance and general business conditions. Management will annually recommend allocation of Base Salary between Bank and Company, provided, however, that Bank and Company are jointly and severally responsible for payment of Officer's salary and other compensation and benefits provided by this Agreement.

                  (b) INCENTIVE/BONUS COMPENSATION. The Officer shall be eligible to participate in Board-approved incentive or bonus compensation plans.

                  (c) EMPLOYEE BENEFITS. The Officer shall be eligible to participate in all benefit programs of the Bank/Company including but not limited to profit sharing/employee stock ownership, 401K plan, deferred compensation plan, group life insurance, separate life insurance plans, group health insurance, sick leave, salary continuation, disability, vacation, and holidays.

                  (d) PERQUISITES AND BUSINESS EXPENSES. The Officer shall be entitled to prompt reimbursement of all reasonable expenses incurred by said Officer in performing services hereunder and is to be provided additional perquisites customary for the Bank/Company. The Bank/Company shall provide a late model automobile for use by the Officer during the term of this Agreement.

                  (e) STOCK OPTION PLAN. The Board of Directors shall cause the Bank/Company to grant under its stock option plan (FIRSTBANK, 1997 Stock Option and Incentive Plan) 6,000 shares of Company common stock to the officer effective July 30, 1999.

The option may be exercisable at the fair market price of the common stock at the date of the grant, as indicated by the stock option plan with an expiration date as determined by the plan.

                  (f) 12 USC 1828(k) COMPLIANCE. Any payments made to the Officer pursuant to this Agreement, or otherwise, are subject to, and conditioned upon, their compliance with 12 USC 1828(k) and any regulations promulgated thereunder.

         5.       Termination.

         The following events shall constitute grounds for termination:

                  (a) DISABILITY OR DEATH. If, as a result of the Officer's incapacity due to physical or mental illness, the Officer shall have been unable to perform the essential functions of his position as described in PARA 3(a) above on a full-time basis for 150 consecutive business days, then the Bank/Company shall be entitled to deliver written notice of termination to the Officer, and if, within 30 days after any such written notice of termination is given, the Officer remains unable to perform the essential functions of his position on a full-time basis, the Bank/Company may terminate the Officer's employment hereunder. Upon the death of the Officer, the Bank/Company shall continue to pay the Officer's estate the Base Salary for a period of 180 days following the Officer's death, following which the obligations of the Bank/Company hereunder shall terminate. Termination hereunder shall not affect the Officer's entitlement to any vested benefits of the Officer hereunder or under any plan or arrangement contemplated by
Section 4 above.

                  (b) CAUSE. The Bank/Company may terminate the Officer's employment at any time, but any termination by the Bank/Company other than termination for cause, shall not prejudice the Officer's right to receive compensation or other benefits under this Agreement. The Officer shall not have a right to receive compensation or other benefits for any period after termination for cause. Termination for cause shall include termination because of the Officer's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), or breach of any provision of this Agreement.

                  If the Officer is suspended and/or temporarily prohibited from participation in the conduct of the Bank/Company's affairs by a notice served under Section 8(e)(3) or (g)(1) of [the] Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)) the Bank/Company's obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank/Company may, at its discretion, (i) pay the Officer all or part of the compensation withheld while its Contract (Agreement) obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

                  If the Officer is removed and/or permanently prohibited from participating in the conduct in the Bank/Company's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) or (g)(1)), all obligations of the Bank/Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

                  The Bank/Company shall exercise its right to terminate the Officer's employment for cause by giving him a prompt written notice of termination specifying in reasonable detail the circumstances constituting such cause and specifying such date of termination as the Bank/Company shall determine.

                  In the event of a termination for cause, the Bank/Company shall have no further liability for payments (other than previously accrued and unpaid compensation) under Section 4 of this Agreement.

                  (c) DEFAULT. If the Bank/Company is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

                  Further, all obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary [for] the continued operation of the Bank/Company.

                           (i)  by the Director of the Office of Thrift
Supervision or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank/Company under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or

                           (ii)  by the Director of the Office of Thrift
Supervision or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank/Company or when the Bank/Company is determined by the Director to be in an unsafe or unsound condition.

                  (d) OTHER. The Bank/Company may terminate the Officer's employment for reasons other than for cause. In such circumstances, the Bank/Company shall pay to said Officer salary and employee benefits for the remainder of the term of the Agreement, unless otherwise prohibited herein.

                  (e) TOTAL COMPENSATION. The compensation to the Officer upon departure, for any reason, will not exceed three times the Officer's average annual compensation as described in PARA 4(a) and (b) above, based on the five most recent taxable years. In the case of termination for cause, however, no payments will be made.

         6. Termination by the Officer.

                  (a) GOOD REASON. The Officer may terminate his employment for good reason if: (i) any other corporation or entity acquires all or substantially all of the business of the Bank/Company; (ii) he is not reelected an officer; or (iii) he is assigned duties inconsistent with his duties as an officer or inconsistent with his experience.

                  The Officer shall exercise his right to terminate his employment for Good Reason by giving the Bank/Company a prompt written notice of termination specifying in reasonable detail the circumstances constituting such Good Reason and specifying such date of termination as the Officer shall determine.

                  In the event of a termination for Good Reason, the Bank/Company shall pay to the Officer salary and employee benefits for the balance of the term of the Agreement.

         7.       Other Miscellaneous Covenants.

                  (a) TAX WITHHOLDING. The Bank/Company shall have the right to deduct from any payment required to be made to the Officer or said Officer's estate or beneficiaries, any federal, state, or local taxes of any kind required by law to be withheld with respect to such payments.

                  (b) NOTICES. Any notice hereunder to the Bank/Company shall be addressed to Chairman of the Board of Directors of the Bank and Chairman of the Company, P.O. Box 1569, Clovis, New Mexico 88102-1569. Any notice to the Officer shall be directed to said officer at Officer's last known address contained in the Bank/Company's files. Either party may designate an address at any time hereafter in writing.

                  (c) ENTIRE AGREEMENT.This Agreement sets forth the entire Agreement and understanding of the parties with respect to the subject matter herein.

                  (d) SUCCESSORS: ASSIGNS. Except as herein expressly provided, the respective rights and obligations of the Officer and the Bank/Company under this Agreement shall not be assigned by either party without the written consent of the other party but shall inure to the benefit of, and be binding upon, the parties or its permitted successors or assigns. With respect to the Bank/Company, successors shall include any other corporation or entity with which the Bank/Company may be merged or otherwise combined or which may acquire all or substantially all of the business (ownership) of the Bank/Company. With respect to the Officer, successors shall include Officer's estate, beneficiaries, or other legal representatives. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

                  (e) AMENDMENT; WAIVER. No provision of this Agreement may be amended or waived without written authorization of both the Board of Directors and the Officer.

                  (f) SEVERABILITY. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect.

                  (g) GOVERNING LAW. This Agreement shall be deemed a Contract under, and for all purposes shall be construed with, the laws of the State of New Mexico.

                  (h) ARBITRATION. Any dispute or disagreement arising under this Agreement shall be settled by arbitration conducted by a member of the American Arbitration Association in accordance with the rules of said association. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The expense of such arbitration, including arbitrator's fees, cost, and reasonable attorney fees incurred by Officer, shall be borne by the

Bank/Company if the Officer receives a judgment in said Officer's favor against the Bank/Company.

                  (i) INVESTMENTS. Nothing contained in this contract shall prevent the Officer from investing or trading stocks, bonds, securities, real estate, or other forms of investment for said Officer's own benefit (directly or indirectly), provided such investments do not significantly interfere or conflict with Officer's services to be rendered hereunder.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day, month and year first written above.

FIRSTBANK                                   ACCESS ANYTIME BANCORP, INC.



By:  ______________________________         By:  _____________________________
     Robert "Chad" Lydick, Chairman              Ken Huey, Jr., President
     Board of Directors


OFFICER



By:  _______________________________
     Norman R. Corzine